Exhibit 99.1

Press Release

TechnipFMC Reaches Global Resolution of U.S. and Brazilian Legacy Investigations

•	Simultaneous Agreements Include All U.S. and Brazilian Enforcement Authorities

•	TechnipFMC Has a Robust Compliance Program

LONDON & PARIS & HOUSTON, June 25, 2019 — TechnipFMC (NYSE:FTI) (Paris:FTI) has agreed to resolutions with the U.S. Department of Justice (DOJ), the U.S. Securities and Exchange Commission (SEC) Staff and the Brazilian authorities (the Federal Prosecution Service (MPF), the Comptroller General of Brazil (CGU), and the Attorney General of Brazil (AGU)) to resolve anti-corruption investigations in Brazil and relating to the intermediary, Unaoil. The Company has agreed to pay a total of $301.3 million to these authorities to resolve investigations into conduct dating back over a decade ago. TechnipFMC fully cooperated with these authorities, and this is the first simultaneous resolution to include all U.S. and Brazilian authorities. TechnipFMC will not be required to have a monitor and will, instead, provide reports on its anti-corruption program to the Brazilian and U.S. authorities for two and three years, respectively.

Doug Pferdehirt, Chairman and CEO of TechnipFMC, stated, “Today we announce the resolution of these investigations. This conduct dating back over a decade ago, taken by former employees, does not reflect the core values of our Company today. We are committed to doing business the right way, and that means operating with integrity everywhere. Our strong compliance program supports this commitment, and we will continue to enhance our program to ensure that our employees have the practical tools and resources to do business the right way. We will remain focused on rewarding the trust that our clients have put in TechnipFMC by delivering industry-leading innovation, superior client service, and exceptional project execution.”

As part of this resolution, TechnipFMC entered into a three-year Deferred Prosecution Agreement (DPA) with the DOJ related to charges of conspiracy to violate the Foreign Corrupt Practices Act (FCPA) related to conduct in Brazil and with Unaoil. In addition, Technip USA, Inc., a U.S. subsidiary, pled guilty to one count of conspiracy to violate the FCPA related to conduct in Brazil. The Company will also provide the DOJ reports on its anti-corruption program during the term of the DPA.

In Brazil, TechnipFMC subsidiaries Technip Brasil – Engenharia, Instalações E Apoio Marítimo Ltda. and Flexibrás Tubos Flexíveis Ltda. entered into leniency agreements with both the MPF and the CGU/AGU related to conduct in Brazil dating back over a decade ago. The Company has committed, as part of those agreements, to make certain enhancements to their compliance programs in Brazil during a two-year self-reporting period, which aligns with its commitment to cooperation and transparency with the compliance committee in Brazil and globally.

Additionally, TechnipFMC has reached an agreement in principle with the SEC Staff, subject to final SEC approval.

As previously disclosed, TechnipFMC has also been cooperating with an investigation by the French Parquet National Financier (PNF) related to historical projects in Equatorial Guinea and Ghana. To date, this investigation has not reached resolution. TechnipFMC remains committed to finding a resolution with the PNF and will maintain a $70 million provision related to this investigation.

Important Information for Investors and Securityholders

Forward-Looking Statements

This release contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Words such as “will,” “probable,” “estimate,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. For information regarding known material factors that could cause actual results to differ from projected results, please see our risk factors set forth in our filings with the United States Securities and Exchange Commission and in our filings with the Autorité des marchés financiers and the U.K. Financial Conduct Authority. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

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About TechnipFMC

TechnipFMC is a global leader in subsea, onshore/offshore, and surface projects. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our clients’ project economics.

We are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our clients in developing their oil and gas resources.

Each of our more than 37,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.

To learn more about us and how we are enhancing the performance of the world’s energy industry, go to TechnipFMC.com and follow us on Twitter @TechnipFMC.

Contacts

Investor relations	Media relations

Matt Seinsheimer Vice President Investor Relations Tel: +1 281 260 3665 Email: Matt Seinsheimer	Christophe Bélorgeot Senior Vice President Corporate Engagement Tel: +33 1 47 78 39 92 Email: Christophe Belorgeot

Phillip Lindsay Director Investor Relations (Europe) Tel: +44 (0) 20 3429 3929 Email: Phillip Lindsay	Delphine Nayral Director Public Relations Tel: +33 1 47 78 34 83 Email: Delphine Nayral